UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
________________
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2007

Exact name of registrant as specified in its charter
Commission	and principal office address and	State of	I.R.S. Employer
File Number	telephone number	Incorporation	Identification No.
1-16163	WGL Holdings, Inc. 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
0-49807	Washington Gas Light Company 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
On October 5, 2007, the Chief Hearing Examiner of the Maryland Public Service Commission (PSC of MD) issued a Proposed Order in a rate case filed on April 20, 2007 by Washington Gas Light Company (Washington Gas), a wholly owned subsidiary of WGL Holdings, Inc.
The Proposed Order authorizes an annual revenue increase of $20.6 million, based on a rate of return on common equity of 10.0 percent, an overall rate of return of 8.2 percent and an equity ratio of 53.02 percent for the capital structure associated with Washington Gas’s Maryland operations. Additionally, the Proposed Order:
(i)	approves, for expenditures made through June 30, 2007, the recovery of Washington Gas’s investment in replacement plant associated with a rehabilitation project in Prince George’s County, Maryland and the recovery of the cost allocable to Maryland customers for Washington Gas’s investment in two hexane injection facilities;
(ii)	establishes a separate phase-two proceeding regarding issues related to Washington Gas’s request to implement a Performance-Based Rate plan and consideration of the costs associated with its business process outsourcing agreement;
(iii)	excludes the effect of any change in depreciation expense at this time. Washington Gas’s initial rate case application reflected a decrease of $3.2 million in depreciation expense for depreciation rates that are being considered in a separate proceeding. When new depreciation rates are finalized in that proceeding, Washington Gas expects to implement revised billing rates to reflect the resulting depreciation expense.
The Proposed Order will become a final order of the PSC of MD on October 20, 2007, unless any party in the proceeding files an appeal with the PSC of MD before that date. The procedural schedule established by the hearing examiner provides for this appeals process. If an appeal is filed, the PSC of MD is expected to issue a final order before the end of the statutory suspension period on November 15, 2007.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc. and Washington Gas Light Company (Registrants)
Date: October 9, 2007	/s/ Mark P. O’Flynn
Mark P. O’Flynn
Controller (Principal Accounting Officer)